CODE OF ETHICS AND CONDUCT

As an investment adviser, Hall Capital Partners LLC (the “Firm”) is a fiduciary to our clients.  We owe clients the highest duty of loyalty and rely on Firm personnel to avoid conduct that is or may be inconsistent with that duty.  It is also important for personnel to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety.  This Code of Ethics and Conduct (the “Code”) is intended to set forth our policies and procedures concerning personal trading and other matters and to state the Firm’s broader policies regarding our duty of loyalty to clients.  Access Persons must adhere to both the letter and spirit of the restrictions set forth in the Code.

A.	Statement of Ethical Principles and Standards of Business Conduct.	Page 1
B.	Holdings Reports and Duplicate Statements.	Page 2
C.	Preclearance Requirements.	Page 4
D.	Outside Directors and Board Observers.	Page 8
E.	Client Priority.	Page 8
F.	Outside Activities.	Page 9
G.	Privacy Policy.	Page 9
H.	Contributions, Payments and Gifts to Government Officials, Candidates and Others.	Page 11
I.	Gifts and Entertainment.	Page 13
J.	CCO Authority.	Page 18
K.	Sanctions.	Page 18

A.         Statement of Ethical Principles and Standards of Business Conduct.

The Firm holds its personnel to a high standard of integrity and business practices.  In order to properly serve our clients, the Firm strives to avoid, or to manage, conflicts of interest or the appearance of conflicts of interest.  The Firm requires that Access Persons hold themselves to its high standards in order to protect its reputation for honest and ethical conduct.  Thus, Access Persons must, at all times:

•	Conduct themselves in a lawful, honest and ethical manner

•	Place the interests of clients first

•	Display loyalty, honesty, fairness and good faith toward clients

•	Avoid taking inappropriate advantage of any position of trust or responsibility

•	Maintain the confidentiality of client information

•	When trading, conduct all personal Securities transactions in full compliance with this Code, including these ethical principles and standards of business conduct

While affirming our confidence in the integrity and good faith of all of our Access Persons, we recognize that the knowledge of, and power to influence, investment recommendations could create potential conflicts with the interests of clients in that Access Persons could trade ahead of Client Accounts.  Accordingly, this Code establishes reporting requirements and other restrictions or procedures on personal trading in order to monitor and enforce the provisions of this Code.

Private & Confidential	San Francisco | New York	www.hallcapital.com

Violations of the Code must be reported promptly to the CCO or her delegate.  Failure to comply with the Code may result in sanctions, including termination. Each Access Person must certify, on an annual basis, that he or she has complied with the provisions of this Code.  By acknowledging receipt of this Code, Access Persons are agreeing to comply with all applicable federal securities laws.

B.          Holdings Reports and Duplicate Statements.

1.           Initial Holdings Report Requirement:  Within 10 days after a person becomes an Access Person, he or she must (i) identify each of his or her Personal Accounts (note broad definition in the Introduction to the Compliance Manual) that fall into the following categories and (ii) complete a Holdings Report disclosing the title, number of shares and principal amount (or similar information) of each Security in each of the accounts (a copy of an account statement from each trading account may suffice instead of a listing of each Security).  The information provided must be as of a date within 45 days prior to when the person becomes an Access Person.

Personal Accounts are generally disclosed through the PTCC and are required to be held at an institution used by the Firm, although in limited circumstances the Access Person may be granted an exemption by the CEO, in which case duplicate trade confirmations and periodic brokerage statements must be sent directly to the Firm.

NOTE:  All accounts over which the Access Person has Beneficial Ownership (including, among others, spousal accounts and accounts of other Family Members living in the same household) must be reported.

The following types of accounts must be reported, unless they fall into the exceptions in B.2., below, or unless an exception is made by the CCO or CEO:

•	Any brokerage or commodities trading account held at a broker, dealer or bank,

•	Any private Securities (such as interests in private funds, hedge funds and other investment vehicles), regardless of where the Security is held,

•
Any account not held at a broker, dealer or bank, where the account allows trading in Securities other than those listed in B. 2. below.  Generally, this will not require reporting of 401(k)s, IRAs and similar accounts, unless these accounts allow trading in Securities other than those listed in B. 2. below.

2.           Exceptions to Holdings Reports Requirements and Duplicate Statement Requirements.  An Access Person is not required to submit holdings reports or duplicate statements for the following types of holdings or accounts that can only hold the following types of Securities listed below:

Private & Confidential	Page 2

•
Accounts, and Securities in those accounts, over which the Access Person does not have direct or indirect influence or control (normally, this would NOT exclude accounts held by a spouse or other Family Members),

•	managed (discretionary) accounts and blind trusts,

•	money market funds,

•	open-ended mutual funds,

•	direct obligations of the U.S. government,

•	bankers’ acceptances,

•	certificates of deposit (“CDs”),

•	commercial paper,

•	shares of certain unit investment trusts (“UITs”).

NOTE:  Holdings reports and duplicate statements are needed for all exchange traded funds (“ETFs”), exchange traded notes (“ETNs”), closed-end funds, options and derivatives as well as corporate bonds and municipal bonds.

3.           Annual Holdings Report Requirement:  Annually, for each type of account listed in B.1. above, each Access Person must (i) identify all of his or her Personal Accounts (note broad definition in the Introduction section of the Compliance Manual) and (ii) complete a Holdings Report as described in B.1. above.  The information provided must be as of a date within 45 days prior to when the report is submitted.

4.           Duplicate Statements Requirement.  For each type of account listed in B.1. above, each Access Person must arrange for copies of all brokerage statements and trade confirmations to be sent to the Firm or its vendor promptly and directly by the brokerage firm or other financial institution where the Personal Account is maintained.  This is generally done through the PTCC, unless granted an exemption from the CEO, in which case duplicate brokerage statements and trade confirmations must be sent directly to the Firm.  In certain circumstances, the CCO may allow Access Persons to complete quarterly transaction reports (containing the same information as would appear on the duplicate statements and confirmations) instead of providing duplicate statements and confirmations.

Duplicate statements need not be provided for transactions effected pursuant to an automatic investment plan or dividend reinvestment plan where regular periodic purchases or withdrawals are made automatically in (or from) an account in accordance with a predetermined schedule and allocation.

Private & Confidential	Page 3

Duplicate statements also need not be provided for Personal Accounts that are pre-approved managed (discretionary) accounts where the Access Person has no direct or indirect control, as in Part B.2 above.  In order to gain approval for a managed account, the Access Person (or their Family Members) and the investment adviser for the trust or managed account must certify that the Access Person (or their Family Members) will not advise or direct transactions.  The Access Person (or their Family Members) and/or the investment adviser may be requested by the Compliance Group to re-certify the trust or managed account arrangement.

5.           Special Rules for Private Securities Investments (such as investments in private funds, hedge funds and other investment vehicles).  An Access Person must fulfill the requirements for the filing of initial and annual Holdings Reports and preclearance with respect to private Securities investments.  An Access Person can report transactions in private Securities in one of the following ways: 1) promptly submit a copy of the subscription document evidencing an investment, 2) at the discretion of the CCO, have duplicate periodic statements sent to the Firm with respect to the private Securities investment, or submit a quarterly transaction report reflecting the investment, and 3) the investment information will be entered into the PTCC.  Similar evidence should be submitted indicating sale or relinquishment of the investment.  Cash distributions and Securities distributions from private investment funds are not considered sales for purposes of this paragraph, and would not require preclearance; however, distributed Securities should be reported in the annual Holdings Report.  Arrangements instead of those listed here may be made if approved by the CCO or CEO.

6.           After submitting the Initial Holdings Report and related forms, each Access Person must notify the CCO or her delegate in conjunction with opening any new Personal Account (note broad definition).  New Personal Accounts must be opened at one of the institutions that is used by the Firm, unless in limited circumstances the Access Person has been granted an exemption by the CEO.

7.           Forms to complete:  If you become one of the Firm’s personnel, you must complete, on paper or electronically, Exhibit II (Certificate of Receipt of Compliance Manual), Exhibit IV (Securities Holdings Report), Exhibit V (Disclosure Information Questionnaire), Exhibit VI (Officer and Director Questionnaire) and Exhibit VII (Disclosure of Outside Employment and Activities).

If you are already one of the Firm’s personnel , you must complete, on paper or electronically, Exhibit III (Certificate of Compliance), Exhibit IV (Securities Holdings Report), Exhibit V (Disclosure Information Questionnaire), Exhibit VI (Officer and Director Questionnaire) and Exhibit VII (Disclosure of Outside Employment and Activities).

C.          Preclearance Requirements.

1.           General rule.

a.           The general rule is that no trades of any Securities may be effected for an Access Person’s Personal Account (note broad definition in the Introduction section of the Compliance Manual) without the prior approval of (“preclearance” by) the CCO or her delegate, which may be withheld for any reason.  Exceptions may be made by the CCO or CEO.

Private & Confidential	Page 4

An Access Person must obtain preclearance for all Securities in which the Access Person has Beneficial Ownership.

b.           Proposed trades involving initial public offerings and private Securities investments, including investments in private investment funds such as private equity, venture capital and hedge funds, are subject to the general rule.  Access Persons are not required to obtain preclearance for investments in Firm-sponsored private funds created for investments by personnel, as these investments are deemed precleared in advance.

c.           Exceptions.  Prior approval is not needed for trades in Securities for which holdings reports and duplicate statements are not required, or for ETFs, ETNs or closed-end funds.  See Section B.1. and B. 2., above.  In addition, the CCO or her delegate may designate in writing from time to time other types of Securities that do not require prior approval.

NOTE:  For the purchase of Securities through an automatic investment plan, you DO NOT need to obtain preclearance.  However, to sell the Securities purchased through the plan, you DO need to obtain preclearance.  The difference is that the sale is not automatic and can be more easily influenced by inside information.  If the stock purchase plan is NOT an automatic investment plan, the normal preclearance rules apply.

2.           General procedures.

a.           For trades in publicly-traded equities Securities, requests for approvals should generally be submitted through the PTCC.  For trades in all other Securities, requests for approvals should be made in writing to the CCO or her delegate.  These systems may be updated or replaced in the future.

b.           Family Members of Access Persons should generally follow section 2.a above and request preclearance through the PTCC account of the related Access Person.  However, the Family Member may open a PTCC account of their own, in coordination with the Firm, in order to request preclearance independently.

c.           Approvals remain in effect for 10 business days.  The CCO may limit any approval to shorter periods.  For investments other than publicly-traded equities, if you need a longer time than the standard effective periods, please consult the CCO or her delegate.

d.           Trading after the approval expires is a violation of the preclearance requirement, even though the Access Person obtained initial approval to trade.  This is an issue for limit orders, which may be pending when compliance approval expires.  In that situation, an Access Person must either cancel the pending order or submit a new request for approval, in either case before the trade is executed.  (The safest approach is to either cancel or re-request before the approval expires.)

Changing the terms of a limit order (or other order) is equivalent to placing a new order.  Even though preclearance was previously obtained, additional pre-approval must be obtained before executing a trade with changed terms.

Private & Confidential	Page 5

e.           The Firm does not allow in-and-out trading, defined as the trade of Securities in opposite directions within 30 days (the “hold period”).  Thus, no Access Person or his or her Family Member living in the same household may trade Securities in one direction and then trade the same or related Securities in the opposite direction within the hold period.  This restriction applies to Securities for which preclearance is required.  The rationale is to avoid day trading and manipulation.  Exceptions may be made by the CCO or CEO.

Exception:  If an Access Person or Family Member buys an option that expires during the hold period, the person holds the option through expiration and the expiration is not subject to preclearance.

This restriction can get complicated when options and other derivative Securities are involved, and Access Persons are encouraged to consult the CCO or her delegate with any questions.  Following are two examples, which are not meant to be all-inclusive.

1.           If you purchase a put option in GOOG on Day 1, you cannot purchase a call option in GOOG or sell the put option during the holding period.

2.           If you purchase shares of GOOG on Day 1, then during the holding period you cannot sell a covered call on the shares, buy a put option relating to GOOG, short GOOG shares, or sell GOOG shares.

Note that in-and-out trading in open-ended mutual funds (a practice known as market timing) can violate the securities laws and violate the Code.

f.           The Firm reserves the right to require any Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific Security if the Firm believes such transaction or position might violate this Code or appears improper.

3.           Gap Securities.  No trades in Securities issued by Gap, Inc. may be effected for Access Persons’ Personal Accounts (note broad definition) without the prior approval of Kathryn A. Hall, which may be withheld for any reason.  For Family Members who are employees of Gap, Inc., please see the CCO or her delegate.

4.           Restricted Watch List Securities.  For business or legal reasons, the Firm may restrict Access Persons from trading in certain Securities for certain periods.  These Securities will appear on the Firm’s Restricted Watch List.  A Security will be placed on the Restricted Watch List if the Firm deems that trading in that Security should be restricted for any reason, including but not limited to the following:

•	The Security is issued by Gap, Inc;

•	The Firm has material, nonpublic information about the issuer or Security;

•	The Security is issued by a public company in which a Managing Director knows that one or more clients or Investment Funds is currently, or will be in the near future, conducting significant trades;

Private & Confidential	Page 6

•	The Security is issued by a public company in which a Firm client, Firm Director or Board Observer holds a significant position in the company’s Securities;

•	The Security is issued by a public company of which a Firm client, Firm Director or Board Observer is an officer or director;

•	The Security is issued by a public company of which Firm personnel or the their Family Member is an officer or director or holds a significant position in the company’s Securities;

•	Trading in a Security should be restricted for any other reason.

Personnel are not absolutely barred from trading in a Security on the Restricted Watch List, but rather their trades must be closely reviewed to avoid an actual or potential conflict or an appearance of impropriety.  No trades in Securities on the Restricted Watch List may be effected for Access Persons’ Personal Accounts (note broad definition) without the prior approval of the CCO, CEO or President, which may be withheld for any reason.

The Restricted Watch List is confidential and no information about the Restricted Watch List may be disclosed to anyone at the Firm who does not require that information for the performance of their Firm duties. In addition, no information about the Restricted Watch List may be disclosed to anyone outside of the Firm without the CEO’s or CCO’s approval.

5.           Trading by CCO.  The CCO must obtain the prior written approval of the CEO or President before effecting trades of Securities in the CCO’s Personal Accounts.  Other than this provision, the same rules that apply to the personal trading by Access Persons also apply to the CCO’s personal trading.

6.           Examples.

a.           If an Access Person has a Vanguard mutual fund account that allows only the purchase and sale of shares of open-ended mutual funds, and prohibits trades in individual Securities, the Access Person is not required to obtain preclearance or submit holdings reports or duplicate statements.  Accounts holding IRA or 401(k) money may or may not meet this requirement.

b.           If an Access Person has a brokerage account at Vanguard that allows trades in individual Securities, the Access Person is required to submit holdings reports and duplicate statements for that account, even if the Access Person does not hold individual Securities in that account.

c.           If an Access Person holds closed-end funds which trade on a securities exchange and have ticker symbols, the Access Person must obtain preclearance, and submit holdings reports and duplicate statements.

7.           Confidentiality of Personal Trading Information.  The CCO or her delegate will review confirmations, statements and other information to monitor compliance with the Code.  Except as permitted or required by law, to enforce the Code, or to participate in any investigation concerning violations of the Code or applicable law, the Firm will keep all such information confidential.

Private & Confidential	Page 7

D.          Outside Directors and Board Observers.

Unless the CCO determines otherwise, Outside Directors and Board Observers are not deemed to be Access Persons under the Code because they do not have information, or access to information, that would make them Access Persons.  Accordingly, they are not required to provide Holdings Reports or obtain preclearance before they or any of their Family Members trade Securities.

Outside Directors and Board Observers must not seek, and Access Persons may not disclose to any such person, nonpublic information about portfolio holdings, transactions or recommendations that the Firm is considering for Client Accounts, provided that Outside Directors and Board Observers may seek, and Access Persons may disclose to any such person, the following, as well as similar, information:  the names of clients or potential clients and nonpublic information about portfolio holdings, recommendations, information relating to potential, prospective or actual investments, and investment analyses relating to any actual or potential Client Account affiliated with that Outside Director or Board Observer.  Outside Directors and Board Observers may recommend Firm services to clients and investors or potential clients and potential investors.  If an Outside Director or Board Observer becomes aware of any such information, except as permitted in this Section, he or she should notify the CCO immediately and not use that information or disclose it to any other person.  The CCO will determine what actions are necessary, which may include deeming the person a temporary Access Person for a certain period or with respect to certain transactions.

Notwithstanding the provisions of this Part D, if the Firm determines that it needs additional information about an Outside Director’s or Board Observer’s investment activity or proposed investment activity to ascertain compliance with this Code, the Manual or applicable laws, that person must promptly arrange for that information to be supplied.

E.           Client Priority.

Access Persons must give first priority to Client Accounts for all purchases and sales of Securities before executing transactions for their Personal Accounts, and must conduct their personal trading so as not to conflict with a client’s interests. The following are examples of prohibited acts:

•	knowingly purchasing or selling Securities for Personal Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

•	using knowledge of Securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions;

•
giving anyone outside the Firm nonpublic information about contemplated, proposed or current purchases or sales of Securities by or for a Client Account, except to the extent necessary to effectuate such transactions or with the approval of the CCO;

Private & Confidential	Page 8

•
executing (without the CCO’s prior written approval) a transaction in a Security for a Personal Account if the Access Person is aware or should be aware that an order for a Client Account for the same Security, same way (i.e., purchase or sale), remains unexecuted or the Firm is considering same-way trades in the Security for Client Accounts (“front running”).  Transactions in options, derivatives or convertible instruments for a Personal Account that are related to a transaction in an underlying Security for a Client Account (“inter-market front running”) are subject to the same restrictions;

•	engaging in principal Securities transactions between a Personal Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the client;

•
engaging in trading or apparent trading activity in a Security for the purpose of (i) inducing the purchase or sale of such Security by others to manipulate price; or (ii) causing the price of a Security to move up or down, and then take advantage of such price movement by buying or selling the Security at the resulting “artificial” price (“manipulation”).

Buy or sell programs may cause Security prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited.  Section 9(a)(2) of the Exchange Act prohibits activity that has the purpose of affecting the price of a Security “artificially” (i.e., without an economic basis) through trading or apparent trading, not activity that has the incidental result of changing the supply or demand or the intrinsic value of a Security;

•	knowingly spreading or disseminating false information or rumors about an issuer for the purpose of manipulating the price of the issuer’s Securities.

F.          Outside Activities.

An Access Person may be an employee, officer, consultant, director, advisor or trustee of any other entity, trust or other organization only with the prior written approval of the CEO or CCO; provided that the CEO or CCO shall have determined that such Access Person’s service at such other entity, trust or other organization is in the best interests of the Firm and its clients.  Notwithstanding the foregoing, an Access Person may serve as a member of the board of directors of a non-profit organization; provided that such Access Person gives the CEO or CCO advance written notice.  Further notwithstanding the foregoing, an Access Person may act in the role of trustee for their own personal, revocable or family trusts, or other similar family entities, without seeking prior approval or notifying the Firm.  Any questions should be directed to the CCO.  The CEO will seek approval from the Board of Directors if she desires to engage in outside activities for a for-profit entity if such service may involve a material amount of her time.  The CEO will inform the Board of Directors with respect to outside activities of Access Persons to the extent such activities may raise issues of importance to the Firm.

Publications or articles, or radio or television appearances must be approved in advance by the CEO or President.

Private & Confidential	Page 9

G.           Privacy Policy.

1.           Individually Managed Accounts

The Firm collects nonpublic personal information about its clients from a variety of sources, including interviews and other conversations between clients and the Firm’s personnel, applications and other documents that clients complete, copies of account statements that the Firm receives on clients’ behalf and information about client transactions with the Firm, its affiliates and others.  Whether the Firm has collected information about a particular client from any of these sources depends on the scope of its engagement with that client.

The Firm does not disclose nonpublic personal information about its clients, former clients or prospective clients to anyone, except as permitted or required by law.  Such disclosure may include, but is not limited to, disclosure:

•	that is necessary to effect, administer or enforce a transaction that a client requests or authorizes;

•
about a client’s identity, personal finances and financial needs to the client’s attorneys, accountants or investment managers necessary to obtain financial and advisory services required to implement the client’s investment strategy;

•	of certain identifying and financial information about a client to a mutual fund or private investment fund, the shares of which the Firm effects purchases on behalf of that client;

•	to the Firm’s accountants, auditors, lawyers and other service providers; and

•	to government authorities as required by law and as requested by the regulators that examine the Firm’s business.

2.           Private Investment Funds

The Firm and the private investment funds for which it or an affiliate serves as general partner collect nonpublic personal information about investors in those funds from a variety of sources, including interviews and other conversations between investors and personnel of the Firm or its affiliates and those funds, subscription agreements, offering questionnaires and other documents investors provide to those funds, and information about investors’ transactions with the funds, their affiliates and others.

The Firm and the private investment funds for which it or an affiliate serves as general partner do not disclose any nonpublic personal information about investors, former investors or prospective investors to any individuals outside of the Firm or its affiliates, except as permitted or required by law.  Such disclosure may include, but is not limited to, disclosure:

•	that is necessary to effect, administer or enforce a transaction that an investor requests or authorizes;

•	to accountants, auditors, lawyers and other service providers of the Firm and the funds;

•	to an investment fund and its manager in connection with an investment by a partnership in that fund;

Private & Confidential	Page 10

•	to transfer agents, brokerage firms and the like in connection with possible in-kind distributions to investors in a partnership; and

•	to government authorities as required by law and as requested by the regulators that examine their businesses.

3.           All Clients and Investors

The Firm and the private investment funds for which it or an affiliate serves as general partner do not provide personal information about any client or investor to mailing list vendors or solicitors for any purpose and restrict access to nonpublic personal information concerning each client and investor to those personnel who have a business reason to need to know that information.  In addition, they maintain a secure office and computer environment to ensure that the confidentiality of clients’ and investors’ information is not placed at unreasonable risk.

H.          Contributions, Payments and Gifts to Government Officials, Candidates and Others (“Political Contributions Policy”).

Summary

•
Any “Contribution, Payment or Gift” by an Access Person to a government official; candidate; political party of a state, county, municipal or other political subdivision; or political action committee (“PAC”) (a “Political Contribution”) is subject to our policies, and any such payment will require preclearance and reporting.  Quarterly certifications will also be required.

For purposes of this Political Contributions Policy, a “Contribution, Payment or Gift” shall include any subscription, loan, advance or deposit of money or anything else of value, including the use of your name, home, office, facilities or other property, and any solicitation or coordination of the same, as well as meals and entertainment.

For purposes of this Political Contributions Policy, a “Government Entity” means a state, county or municipality, or other political subdivision thereof, including an agency, authority or instrumentality of the foregoing.

•
In determining whether an individual is an official of, or candidate for, a Government Entity, you must not only consider what offices that person is running for or soliciting funds for, but also what other offices or candidacies that person then holds or is running for separate and apart from the funds being raised.

•	Any action taken indirectly, which would be subject to our Political Contributions Policy if taken directly, is also subject to this Political Contributions Policy.

•	Listing records the Firm must maintain.

Private & Confidential	Page 11

Background Information

A number of Government Entities and their related pension or other funds, as well as the Securities and Exchange Commission (“SEC”), have rules that prohibit or restrict Contributions, Payments and Gifts by business entities such as Hall Capital and their personnel to persons who have influence over the investment decisions made by public pension or other funds as well as to political parties in those jurisdictions.  You should be aware that if you or a Family Member (as defined in the Compliance Manual) make a Contribution, Payment or Gift to a candidate for office or a sitting official with influence over public pension or other funds or to a political party in that jurisdiction, or coordinate or solicit any such Contribution, Payment or Gift, that public fund may be prohibited from becoming a client of the Firm or an investor in one of the Pooled Vehicles, may have the right to withdraw if it has already made an investment, may have other rights with respect to the Firm or our Pooled Vehicles, and Hall Capital may have to waive or otherwise relinquish advisory fees payable by or attributable to the Government Entity.

In addition, the Foreign Corrupt Practices Act (“FCPA”) includes limitations on donations, payments and gifts to non-U.S. officials, candidates and members of non-U.S. political parties.

Preclearance Procedure

Access Persons and their Family Members are required to obtain preclearance prior to the making, solicitation or coordination, directly or indirectly, of any Contribution, Payment or Gift to

 (a) an official of a Government Entity (including board members and staff of a public pension or other fund), including the official’s election committee,

 (b) a candidate for an office of a Government Entity, including the candidate’s election committee,

 (c) a political party of a Government Entity,

 (d) a PAC, or

 (e) a non-U.S. official, candidate or member of a non-U.S. political party, including the person’s election committee.

A completed Candidate Questionnaire or Political Party or Political Action Committee Statement (as applicable) must be submitted in conjunction with a preclearance request.  These documents are attached as Exhibits X and XI.

Requests for preclearance must be submitted at least one week before making the requested Contribution, Payment or Gift, unless that deadline is excused by the CCO or her delegate.

In general, absent extenuating circumstances, the Firm will only approve a Contribution, Payment or Gift to an official or candidate of a Government Entity (including board members and staff of a public pension or other fund); a political party; or PAC if it is determined that such contribution does not conflict with the Firm’s actual or potential current or future interests.

For purposes of clarification, in determining whether an individual is an official of, or candidate for, a Government Entity, you must not only consider what offices that person is running for or soliciting funds for, but also what other offices or candidacies that person then holds or is running for separate and apart from the funds being raised.

Private & Confidential	Page 12

In addition, you and your Family Members may not do anything indirectly, which if done directly, would result in a violation of this Policy.

Reporting Procedure

Within 30 days after the end of each calendar quarter, each Access Person must submit a report to Compliance through the PTCC tracking system or otherwise, which provides details of all Contributions, Payments or Gifts described in this Policy made within the prior quarter or certifies that no such payments have been made.  The form of report is located on the PTCC tracking system.  Hard copies are contained as Exhibit IX.

The Firm may implement additional procedures from time to time relating to approvals and records of such payments or gifts.  In some cases, personnel may be required to return Contributions, Payments or Gifts.

Recordkeeping

The Firm will also maintain the following records:

•	All covered associates (as defined in the Investment Advisers Act and rules), including names, titles and business and residence addresses.

•	All government entities to which the Firm provides investment advisory services, directly or through a Fund, in the prior five years.

•
All direct or indirect Contributions, Payments or Gifts made, coordinated or solicited by the Firm and its personnel to any state or lower official or candidate, political party of a state or political subdivision thereof or to any political action committee.

I.            Gifts and Entertainment (Not Involving Political Contributions)

This Gifts and Entertainment policy applies where the Political Contributions Policy is not applicable.  Where the Political Contributions Policy is applicable, that policy governs.  Gifts or entertainment of political officials or candidates is covered by the Political Contributions Policy.

The guiding principle of our gifts and entertainment policy is that conflicts of interest or the appearance of such conflicts should be avoided or managed so that the personal interests of Access Persons do not interfere with their responsibilities to the Firm and its clients.

In general and subject to the exceptions noted below, an Access Person may not accept gifts, favors, preferential treatment, meals, entertainment, or valuable consideration of any kind of more than a reasonable value offered from broker-dealers or other companies or persons involved in the securities or financial services industries or any other entity that does business with (or seeks to do business with) or on behalf of the Firm.

Similarly, in general, an Access Person may not offer or give gifts, favors, preferential treatment, meals, entertainment, or valuable consideration of any kind of more than a reasonable value to any such entities or persons.  In this connection, use reasonable judgment under the circumstances by, for instance, considering the relationship and the status of the potential recipient and specifically whether the potential recipient can reasonably be expected to be subject to restrictions (such as pension funds with respect to restrictions by the Department of Labor).  If in doubt, consult the CCO or her delegate.

Private & Confidential	Page 13

Generally, gifts, meals, entertainment or tickets to an event may be provided or accepted if they are of reasonable value, reported promptly, and in some situations contributed to an office gift pool.  There are, however, certain exceptions (described below).  For example, gifts, meals, entertainment or tickets to events received in connection with a bona fide personal relationship are not subject to the restrictions on reasonable value, the reporting requirement, or the pooling element of the gifts and entertainment policy.

Gifts and entertainment reporting.  Any items, meals, entertainment or tickets to events may be provided or accepted if they are of reasonable value.  If the value is more than $100 (meaning where the value is $100.01 and above), they must be reported promptly to Compliance, subject to the following exceptions.

•
Meals of reasonable value (given or received), whether greater or less than $100, need not be reported if attended by the person who does business with (or seeks to do business with) or on behalf of the Firm.  But if a meal of reasonable value is not attended by the giver or recipient (as applicable), the meal must be reported if the value is greater than $100.  A gift certificate to a restaurant is considered a gift that must be reported if the value is greater than $100 and a gift certificate of any value must be submitted to the gift pool.

•
Gifts, meals, entertainment or tickets to events from clients, if of a reasonable value, whether greater or less than $100, need not be reported for compliance purposes, except where the client also has another relationship with  the Firm (beyond investing in the Firm’s pooled vehicles), such as being a fund manager.  Thus, the treatment differs between “Clients With Other Business” and “Clients Without Other Business”.  However, gifts of any amount from any clients, including any type of gift certificates, should be submitted to the gift pool and logged for purposes of sending thank-you notes.

•	Gifts, meals, entertainment or tickets to events received in connection with a bona fide personal relationship need not be reported.

Gift pool.  All gifts received, whether greater or less than $100 (unless of de minimis value), should be “pooled” and raffled off to Firm personnel, with the following exceptions and interpretations.

•
Meals of a reasonable value attended by the giver or recipient (as applicable), whether greater or less than $100, may be accepted or given without being submitted to the gift pool.  A gift certificate to a restaurant, whether greater or less than $100, is considered a gift that must be submitted to the gift pool.

Private & Confidential	Page 14

•	Tickets for entertainment, of a reasonable value, whether greater or less than $100, need not be pooled, and may be used by the recipient. Tickets with a value greater than $100 must be reported.

•
Gifts of any value from any clients, even a Client Without Other Business, must be pooled, unless received in connection with a bona fide personal relationship. Gifts do not include meals attended by the giver or recipient (as applicable) or tickets for entertainment, but do include any gift certificates including to restaurants.  The gifts must be pooled whether their value is greater or less than $100.

•	Gifts, meals, entertainment or tickets to events received in connection with a bona fide personal relationship need not be pooled.

In no event may an Access Person give or accept cash or cash equivalents to or from any person or entity which does or seeks to do business with the Firm.  Access Persons may not, without the prior written consent of the CCO or CEO, accept, directly or indirectly, from any person or entity other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account.

The CEO or CCO may require that an item or event be declined or that the Access Person reimburse the person providing the item for the value of the item or event.  Limited exceptions to this policy may be made with the approval of the CEO, CCO or President.  As a general matter, you need to use good judgment under the particular circumstances. Any questions concerning this policy should be referred to the CCO or her delegate.

•	The below chart provides examples, which are not meant to be exhaustive, of situations that could arise, and how they should be handled. There may be exceptions to the below examples.

Item	OK to give or accept?	Need to report?	Go into Gift Pool?	Comments
Any gifts, meals, entertainment or tickets for events of more than a reasonable value	No	Yes	CEO or CCO may require that item be declined or that reimbursement be made. Otherwise gift would go into gift pool.	Exception to nonacceptance and reporting: if connected with bona fide personal relationship.

Private & Confidential	Page 15

Item	OK to give or accept?	Need to report?	Go into Gift Pool?	Comments
Meals of a reasonable value, whether greater or less than $100, attended by giver or recipient (as applicable), where giver or recipient is non-client or Client With Other Business	Yes	No	No
But if the meal of reasonable value is not attended by the giver or recipient (as applicable), the meal must be reported if the value is greater than $100.  A gift certificate to a restaurant is considered a gift that must be reported if the value is greater than $100 and a gift certificate of any value must be submitted to the gift pool.  No reporting or pooling required if connected with bona fide personal relationship.
See below for rules governing Clients Without Other Business.

Entertainment or tickets to an event of a reasonable value greater than $100 where giver or recipient is non-client or Client With Other Business	Yes	Yes	No	No reporting required if connected with bona fide personal relationship. See below for rules governing Clients Without Other Business.

Entertainment or tickets to an event of a reasonable value less than $100 where giver or recipient is non-client or Client With Other Business	Yes	No	No	See below for rules governing Clients Without Other Business.

Gifts, including gift certificates, of a reasonable value greater than $100, to or from non-clients or Clients With Other Business	Yes	Yes	Yes	No reporting or pooling required if connected with bona fide personal relationship. See below for rules governing Clients Without Other Business.

Private & Confidential	Page 16

Item	OK to give or accept?	Need to report?	Go into Gift Pool?	Comments
Gifts, including gift certificates, of a reasonable value less than $100, to or from non-clients or Clients With Other Business	Yes	No	Yes	No reporting or pooling required if connected with bona fide personal relationship. See below for rules governing Clients Without Other Business.

Gifts, including gift certificates, of reasonable value, whether greater or less than $100, where the giver or recipient is a Client Without Other Business	Yes	No	Yes	In addition, gift received from a Client Without Other Business must be logged for thank-you note purposes.

Meals of reasonable value, whether greater or less than $100, where the giver or recipient is a Client Without Other Business	Yes	No	No	A restaurant gift certificate, whether greater or less than $100, from a Client Without Other Business must be submitted to the gift pool and logged for thank-you note purposes.

Entertainment or tickets for events of reasonable value, whether greater or less than $100, where the giver or recipient is a Client Without Other Business	Yes	No	No

Gifts, meals, entertainment or tickets for events if connected with bona fide personal relationship	Yes	No	No

Cash, cash equivalents, compensation	No	Yes	Prohibited. CEO or CCO will require that item be declined or that reimbursement be made.

Private & Confidential	Page 17

J.           CCO Authority.

Upon receiving information concerning a potential violation of this Code, the CCO will conduct an investigation of the matter and, as appropriate, advise the CEO of the progress and results of the investigation.  Any failure to comply with the Code will be addressed by the CCO, in consultation with the CEO.

Exceptions to the Code will rarely be made.  The CCO may grant waivers from the requirements of the Code on a case-by-case basis if, among other reasons, the CCO finds that the proposed conduct involves negligible opportunity for abuse, or upon a person’s showing that he or she would suffer extreme financial hardship should a waiver not be granted.  Any waiver may be subject to conditions, and must be in writing.

K.          Sanctions.

Upon discovering a violation of this Code, the CCO, in consultation with the CEO, may impose such sanctions as deemed appropriate, including among other things, a letter of censure or suspension, disgorgement, a monetary fine, suspension of personal trading privileges for such period as appropriate, or termination of employment.

Private & Confidential	Page 18